Exhibit 10.2

To:	Tom Surran

From:	Paul Zaninovich – Vice President Global Human Resources

Date:	April 24, 2017

Re:	Severance Plan – Executive Officer

I am pleased to inform you that you have been selected to participate in the FLIR Systems, Inc. (the “Company”) Severance Plan (the “Plan”). Enclosed for your reference please find a copy of the combined Plan document and Summary Plan Description, as effective May 1, 2017.

As described more fully in the Plan, you may become eligible for certain Severance Benefits under Section 4.1 of the Plan if you terminate your employment with the Employer as a result of a Constructive Termination or the Employer terminates your employment for a reason other than Cause or your Disability or death. Please refer to the Plan for the definition of capitalized terms. Capitalized terms that are used in this Participation Agreement that are not defined in the Participation Agreement will have the same meaning as in the Plan. Your participation in the Plan is subject to all of the terms and conditions of the Plan and of this Participation Agreement.

In order to actually become a participant in the Plan (a “Participant” as described in the Plan), you must complete and sign this Participation Agreement and return it to Paul Zaninovich no later than May 31, 2017.

The Plan describes in detail certain circumstances under which you may become eligible for Severance Benefits.

If you become eligible for Severance Benefits as described in the Plan, then subject to the terms and conditions of the Plan, including this Participation Agreement, you will receive:
1.Cash Severance Benefit.
As described in Section 4.1.1 of the Plan, an aggregate cash amount equal to the sum of: (a) twelve (12) months of your Monthly Base Salary, and (b) one hundred percent (100%) of your Target Bonus, which amount will (subject to Sections 7 and 9 of the Plan) be paid in substantially equal installments during the period of twelve (12) months following your Involuntary Termination and in accordance with the Employer’s payroll practice as in effect from time to time.
2.    Equity Award Vesting Acceleration Benefit.
As described in Section 4.1.3 of the Plan, one hundred percent (100%) of your then-unvested and outstanding Equity Awards, the exercisability or vesting of which depends merely on the satisfaction of a service obligation by you to the Employer, will vest in full and be free of restrictions related to the exercisability or vesting of such Awards.

3.    Continued Medical Benefits.
As described in Section 4.1.2 of the Plan, the reimbursement of continued health coverage under COBRA for a period of twelve (12) months following your Involuntary Termination or a lump sum payment in lieu of reimbursement, as applicable.

In order to actually receive any Severance Benefits for which you otherwise become eligible under the Plan, you must sign and deliver to the Administrator the Release, which must become effective and irrevocable within the requisite period set forth in the Release and subject to the Release timing requirements specified in the Plan. Also, as explained in the Plan, your Severance Benefits (if any) will be reduced if necessary to avoid the Severance Benefits from becoming subject to “golden parachute” excise taxes under the Internal Revenue Code. Any Severance Benefits payable to you will be paid in the manner and at the time or times specified in the Plan and in this Participation Agreement.

By your signature below, you and the Company agree that your participation in the Plan is governed by this Participation Agreement and the provisions of the Plan. Your signature below confirms that: (1) you have received a copy of the FLIR Systems, Inc. Severance Plan and Summary Plan Description (the “Plan/SPD”); (2) you have carefully read this Participation Agreement and the Plan/SPD, including, but not limited to, the terms and conditions of participation in, and receipt of any Severance Benefits, under the Plan; and (3) the decisions and determinations by the Administrator under the Plan will be final and binding on you and your successors, and will be given the maximum possible deference permitted by law.

FLIR SYSTEMS, INC.                    Tom Surran

/s/ Paul Zaninovich                    /s/ Thomas A. Surran
Signature                        Signature
5/17/2017                        5/17/2017
Date                            Date

Attachment:    FLIR Systems, Inc. Severance Plan and Summary Plan Description